EXHIBIT 99.1

NEWS RELEASE
For Immediate Release

Contact:         Kelly M. Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
THIRD QUARTER RESULTS

Continued Growth in Loans, Revenues and Net Income

GREENVILLE, S.C. (January 28, 2009) – World Acceptance Corporation (NASDAQ: WRLD) today reported an 11.0% increase in gross loan balances, a 13.2% increase in revenues, a 37.3% increase in net income and a 41.9% increase in diluted earnings per share for its third fiscal quarter ended December 31, 2008, compared with the corresponding quarter of the prior fiscal year.

Net income for the third quarter rose to $10.0 million, a 37.3% increase over the $7.3 million for the third quarter of fiscal 2008.  Diluted earnings per share increased 41.9% to $0.61 for the current quarter from $0.43 for the prior year quarter.

The third quarter net income benefited from the sale of the Company’s $10 million foreign exchange currency option that resulted in an after-tax gain of approximately $938,000.  In addition, in December the Company repurchased and cancelled $5 million par value of its 3% convertible subordinated debt, which resulted in an after-tax gain of $1.5 million.  During the quarter, the gains were offset by a $1.0 million loss (after taxes) associated with outstanding interest rate swaps.  Net income per dilutive share was increased by $0.08 due to the above mentioned items.

 “World Acceptance’s revenues benefited from continued growth in our loan portfolio and the contribution from offices opened and acquired since last year, a gain on the sale of a foreign currency option, and a gain on the extinguishment of debt,” stated Sandy McLean, CEO of World Acceptance Corporation.  “We continued to build market share as we added 85 net new offices during the first nine months of fiscal 2009.  The new offices, combined with organic growth in existing markets, contributed to our record gross loans outstanding of $736.2 million.  Loan demand continued strong in the third fiscal quarter.  We added $69.1 million in gross loans despite the continued softness in the economy.”

The provision for loan losses increased 27.0% to $29.5 million, up from $23.2 million in the third quarter of last year.  Net charge-offs as a percentage of average net loans increased to 19.6% on an annualized basis during the most recent quarter from 16.7% in the same quarter of last fiscal year.

“While loan losses for the quarter were higher than historical averages, they remain within a reasonable range in light of current economic conditions and we continue to monitor closely the loan portfolio given the current environment.  Based on the forecast for the continued softness in the economy, we do not expect to see our loss ratios improve in the fourth fiscal quarter,” continued Mr. McLean.

Total general and administrative expenses increased by 8.9% compared with the third quarter of last year.  The increase was due to higher expenses to support 92 net new offices opened or acquired since December 31, 2007.  Mr. McLean stated, “We are pleased that our growth rates for new loans, revenues and net income outpaced the growth rate in our general and administrative expenses.  Our cost control programs continued to have a positive effect in reducing general and administrative expenses as a percent of total revenues from 53.9% during the third quarter of the prior fiscal year to 51.9% in the current fiscal year.”

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WRLD Reports Third Quarter Results

January 28, 2009

Other key return ratios for the third quarter included a 7.3% return on average assets (annualized) and an annualized return on average equity of 15.5%.

Nine-Month Results

For the first nine months of the fiscal year, net income was $32.7 million, or $1.98 per diluted share, representing a 14.4% increase in net earnings and a 21.5% increase in earnings per share over the $28.6 million, or $1.63 per diluted share, for the prior year nine-month period.  Total revenues for the first nine-months of fiscal 2009 were $279.8 million, a 14.4% increase over the $244.6 million during the corresponding period of the previous year.  Net charge-offs increased $14.8 million compared to the prior year first nine-months.  Net charge-offs as a percentage of average net loans on an annualized basis were 17.1% compared to 15.0% during the prior year nine-month period.

During the first nine months of the fiscal year, the Company opened 77 offices, acquired 11 offices and closed three offices, resulting in a total of 923 offices at December 31, 2008.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 923 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. eastern time today.  Interested parties may participate in this call by dialing 1-877-741-4245, passcode 7111294. A simulcast of the conference call is also available at http://tinyurl.com/94juse  or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets, changes to the regulatory environment and changes in the economy (particular in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD  Reports Third Quarter Results

January 28, 2009

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest & fees	$84,881	$75,208	$241,284	$210,303
Insurance & other	14,775	12,835	38,514	34,327
Total revenues	99,656	88,043	279,798	244,630
Expenses:
Provision for loan losses	29,490	23,224	70,654	55,856
General and administrative expenses
Personnel	31,700	29,280	96,216	86,028
Occupancy & equipment	6,491	5,555	19,023	15,856
Data processing	573	344	1,743	1,533
Advertising	5,087	6,023	10,329	10,753
Intangible amortization	621	622	1,845	1,875
Other	7,244	5,646	19,730	15,547
	51,716	47,470	148,886	131,592
Interest expense	2,787	3,338	8,016	8,606
Total expenses	83,993	74,032	227,556	196,054
Income before taxes	15,663	14,011	52,242	48,576
Income taxes	5,659	6,723	19,523	19,972
Net income	$10,004	$7,288	$32,719	$28,604
Diluted earnings per share	$0.61	$0.43	$1.98	$1.63
Diluted weighted average shares outstanding	16,342	17,148	16,543	17,511

Consolidated Balance Sheets

 (unaudited and in thousands)

	December 31,	March 31,	December 31,
	2008	2008	2007
ASSETS
Cash	$7,139	$7,590	$7,728
Gross loans receivable	736,234	599,509	663,217
Less: Unearned interest & fees	(194,872)	(154,418)	(175,152)
Allowance for loan losses	(42,575)	(33,526)	(36,790)
Loans receivable, net	498,787	411,565	451,275
Property and equipment, net	23,069	18,654	17,835
Deferred taxes	18,927	22,133	20,825
Income taxes receivable	1,714	-	-
Goodwill	5,584	5,353	5,353
Intangibles	9,513	9,997	10,510
Other assets	9,629	10,818	8,994
	$574,362	$486,110	$522,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	290,350	214,900	273,450
Income taxes payable	-	18,039	3,504
Accounts payable and accrued expenses	22,734	18,866	17,528
Total liabilities	313,084	251,805	294,482
Shareholders' equity	261,278	234,305	228,038
	$574,362	$486,110	$522,520

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WRLD  Reports Third Quarter Results

January 28, 2009

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Expenses as a percent of total revenues:
Provision for loan losses	29.6%	26.4%	25.3%	22.8%
General and administrative expenses	51.9%	53.9%	53.2%	53.8%
Interest expense	2.8%	3.8%	2.9%	3.5%

Average gross loans receivable	$689,267	$608,862	$652,846	$566,563

Average loans receivable	$507,965	$448,934	$481,807	$419,050

Loan volume	$571,975	$528,664	$1,517,431	$1,362,414

Net charge-offs as percent of average loans	19.6%	16.7%	17.1%	15.0%

Return on average assets	7.3%	5.9%	8.3%	8.3%

Return on average equity	15.5%	13.1%	17.4%	17.1%

Offices opened (closed) during the period, net	16	14	85	99

Offices open at end of period	923	831	923	831

END